SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2007

CVS CORPORATION
(Exact Name of Registrant
as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011	050494040
(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive
Woonsocket, Rhode Island	02895
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

     The purpose of this Form 8-K is to update the joint proxy statement/prospectus included in the Registration Statement on Form S-4, file No. 333-139470, filed by CVS Corporation (“CVS”) with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on January 19, 2007, and mailed by CVS and Caremark Rx, Inc. (“Caremark”) to their respective stockholders commencing on January 19, 2007. The information contained in this Form 8-K is incorporated by reference into the above-mentioned joint proxy statement/prospectus.

Amendment to Waiver Agreement to Increase Caremark Special Cash Dividend from $2.00 per share to $6.00 per share

     CVS, Caremark and Twain MergerSub L.L.C., a Delaware limited liability company and wholly owned subsidiary of CVS (formerly known as Twain MergerSub Corp.) originally entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 1, 2006.

     On January 16, 2007, pursuant to a Waiver Agreement between CVS and Caremark (the “Waiver Agreement”), CVS granted Caremark a waiver under the Merger Agreement to permit Caremark to declare and pay, and Caremark agreed that it would declare and pay, a one-time special cash dividend in the amount of $2.00 per outstanding share of Caremark common stock. The Waiver Agreement provided that such dividend would be declared prior to the Caremark stockholder meeting to vote on the merger (to holders of record of Caremark common stock prior to the effective time of the merger), but would only become payable, and such payment would be conditioned, upon the occurrence of the effective time of the merger.

     On February 12, 2007, CVS and Caremark entered into an amendment to the Waiver Agreement (the “Waiver Amendment”) to change the one-time special cash dividend to Caremark stockholders described in the previous paragraph from $2.00 per share to $6.00 per share. Prior to execution of the Waiver Amendment, the CVS board of directors met telephonically to consider the increase to the special cash dividend in consultation with outside legal and financial advisors and in connection therewith received updated financial advisor presentations and opinions as described below. A copy of the press release announcing this change and a copy of the Waiver Amendment are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

     Other than the increase in the size of the one-time special cash dividend to $6.00, the other terms of the Waiver Agreement were not changed. On February 12, 2007, the Caremark board of directors declared the special dividend, the payment of which is conditioned on the completion of the merger. References in the joint proxy statement/prospectus to a $2.00 special cash dividend (or to any adjustments relating to a $2.00 special cash dividend) should now be read by reference to the $6.00 special cash dividend. The Waiver Amendment does not affect the previously announced accelerated share repurchase transaction, which will commence promptly after consummation of the merger.

Opinions of Financial Advisors to the CVS Board of Directors

     As disclosed in the joint proxy statement/prospectus, CVS retained Evercore Group L.L.C. (“Evercore”) and Lehman Brothers Inc. (“Lehman Brothers”) as financial advisors to the CVS board of directors in connection with the merger. On February 12, 2007, at a meeting of the CVS board of directors held to consider the matters described above, Evercore and Lehman Brothers delivered to the CVS board of directors separate oral opinions, which opinions were confirmed by delivery of separate written opinions dated February 12, 2007, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in each such opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to CVS.

     Evercore’s and Lehman Brothers’ opinions dated February 12, 2007, the full texts of which describe the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Evercore and Lehman Brothers, are attached as Exhibits

99.3 and 99.4, respectively, and are incorporated into this document by reference. Evercore’s and Lehman Brothers’ opinions were directed only to the fairness to CVS, from a financial point of view, of the exchange ratio provided for in the merger and do not address any other aspect of the merger. The opinions do not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to CVS or CVS’ underlying business decision to effect the merger. The opinions do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of CVS common stock are encouraged to read the opinions carefully in their entirety. The summaries of Evercore’s and Lehman Brothers’ opinions described below are qualified in their entirety by reference to the full texts of the opinions.

Opinion of Evercore Group L.L.C.

     Evercore has acted as one of CVS’ financial advisors in connection with the merger. Evercore was requested to act as a financial advisor to CVS in late October 2005 to explore a potential transaction with Caremark and was formally engaged pursuant to a letter agreement dated April 21, 2006. In connection with Evercore’s engagement, the CVS board of directors requested that Evercore render an opinion to the CVS board of directors as to the fairness, from a financial point of view, of the exchange ratio to CVS. At the meeting of the CVS board of directors on February 12, 2007, Evercore rendered its oral opinion, which was subsequently confirmed in writing dated as of the same date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, which are described below, the exchange ratio was fair, from a financial point of view, to CVS.

     The full text of Evercore’s written opinion, dated February 12, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Exhibit 99.3 to this document and is incorporated by reference into this document. The summary of Evercore’s fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read the opinion carefully and in its entirety.

     Evercore’s opinion is addressed to the board of directors of CVS, and addresses only the fairness, from a financial point of view, of the exchange ratio to CVS. Evercore’s opinion does not address the underlying decision by CVS to engage in the merger and does not constitute a recommendation to any stockholder of CVS, Caremark or any other person as to how such person should vote or act on any matter relating to the proposed merger.

Summary of Evercore’s February 12, 2007 Fairness Opinion

     The following is a summary of Evercore’s February 12, 2007 opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

  In arriving at its opinion, Evercore, among other things:

  analyzed certain publicly available financial statements and other publicly available business information including Wall Street research analyst reports relating to CVS and Caremark that Evercore deemed relevant to its analysis;

  analyzed certain internal non-public financial and operating data concerning CVS and Caremark prepared and furnished to Evercore by the management of each of CVS and Caremark, respectively;

  analyzed certain financial projections concerning Caremark for 2006 and 2007 furnished to Evercore by the management of Caremark and certain financial projections concerning CVS for 2006 and 2007 furnished to Evercore by the management of CVS;

  reviewed the amount and timing of the synergies expected to result from the merger as well as the transaction expenses and one-time cash costs arising from the proposed transaction (which Evercore refers to as “integration costs”), both as estimated by the management of CVS and furnished to Evercore by CVS;

  discussed the past and current operations and financial condition and the prospects of CVS and Caremark with the management of each of CVS and Caremark, respectively;

  reviewed the reported prices and trading activity of the Caremark common stock and the CVS common stock;

  compared the financial performance of Caremark and the prices and trading activity of the Caremark common stock with that of selected publicly traded companies and their securities;

  compared the financial performance of CVS and the prices and trading activity of CVS common stock with that of selected publicly traded companies and their securities;

  compared the proposed financial terms of the merger with publicly available financial terms of certain transactions that Evercore deemed reasonably comparable to the merger;

  considered the potential financial impact of CVS’ contemplated accelerated share repurchase program expected to be effected as promptly as practicable after the effective time of the merger as described in the Waiver Agreement;

  considered the potential pro forma impact of the merger on CVS, based on inputs and analysis provided by CVS management;

  reviewed the merger agreement, as amended by Amendment No. 1, dated as of January 16, 2007;

  reviewed the Waiver Agreement and Waiver Amendment; and

  performed such other analyses and examinations and considered such other factors as Evercore in its sole judgment deemed appropriate for purposes of its opinion.

     For purposes of its analyses and opinion, Evercore relied upon and assumed, without assuming any responsibility for independently verifying, the accuracy and completeness of all the financial and other information that was publicly available or was furnished to Evercore by Caremark or CVS or otherwise discussed with or reviewed by or for Evercore, and it has not assumed any liability therefor. Evercore further relied upon the assurances of the management of CVS and Caremark, respectively, that they were not aware of any facts that would make such information inaccurate or misleading. Evercore did not make nor assume any responsibility for making any valuation or appraisal of any assets or liabilities of CVS or Caremark, nor were any such valuations or appraisals provided to Evercore.

     With respect to the CVS projections provided to Evercore by CVS management and the Caremark projections provided to Evercore by Caremark management, Evercore assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of each of the management of CVS and Caremark, respectively, as to future financial performance. With the consent of the management of CVS, Evercore relied on certain publicly available Wall Street research analyst projections for forecasted financial results for CVS and Caremark in both 2008 and 2009. With respect to the synergies expected to result from the merger and integration costs estimated by the management of CVS to result from the merger, Evercore assumed that the timing and amounts of such synergies and integration costs were reasonable. Evercore expressed no view as to such financial analyses and forecasts, the synergies and the integration costs or the assumptions on which they were based. Evercore also assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes, and that the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement and without any waiver, amendment or modification of any terms or conditions that would have been material to Evercore’s opinion. Evercore further assumed that all required governmental, regulatory or other consents and approvals necessary for the consummation of the merger have been and would be obtained without any of the changes described in Section 8.01(a) of the merger agreement. Evercore also assumed that the Caremark special cash dividend would be paid upon the occurrence of the effective time of the merger.

     Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, February 12, 2007. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise, or reaffirm its opinion. Evercore’s opinion was limited to the fairness, from a financial point of view, to CVS of the exchange ratio. Evercore expressed no opinion as to the price at which CVS common stock would trade at any future time.

     CVS engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation and its knowledge of the business of CVS. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

     Evercore acted as financial advisor to CVS with respect to the proposed merger pursuant to a letter agreement dated April 21, 2006 and will receive a fee from CVS for its services, the principal portion of which is contingent upon consummation of the merger. CVS has agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of its engagement, including certain liabilities under the federal securities laws. In addition, Evercore advised CVS on its purchase of Albertson’s standalone drugstores in 2006 and advised CVS on its purchase of selected Eckerd assets in 2004 and received customary fees for its services. In the ordinary course of business, the affiliates of Evercore Group L.L.C. may actively trade the debt and equity securities, or options on securities, of CVS or Caremark, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Financial Analysis

     The following is a summary of the material financial analyses performed by Evercore in connection with the preparation of its opinion delivered to the CVS board of directors on February 12, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Evercore, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Evercore’s opinion.

     Historical Share Price Analysis

     Evercore considered historical data with regard to the trading prices of CVS and Caremark common stock for the one-year period prior to and including October 31, 2006, the last trading day prior to announcement of the transaction. During this period, the closing stock price of CVS common stock ranged from a low of $23.89 to a high of $36.14 per share, and the closing price of Caremark ranged from a low of $42.40 to a high of $59.89 per share. The foregoing historical share price analysis was presented to the CVS board of directors to provide it with background information and perspective with respect to the relative historical share prices of CVS and Caremark common stock.

     Historical Exchange Ratio Analysis

     Evercore compared the historical per share prices of CVS common stock and Caremark common stock for different periods during the three years prior to and including October 31, 2006, the last trading day prior to announcement of the transaction, in order to determine the average implied exchange ratio that existed for those periods. The following table indicates the average exchange ratio (after giving effect to the payment of the Caremark special cash dividend), of CVS common stock for Caremark common stock for the periods indicated:

Implied Exchange Ratio

February 9, 2007	1.681x
Unaffected Period
October 31, 2006	1.378x
1 Month average	1.467x
2 Month average	1.494x
3 Month average	1.490x
6 Month average	1.459x
1 Year average	1.512x
2 Year average	1.444x
3 Year average	1.376x

     Equity Research Analysis

     Evercore compared recent publicly available research analyst price targets from firms that published price targets for CVS or Caremark as of October 31, 2006, the last trading day prior to the announcement of the transaction.

     Evercore calculated the mean and median target price for each of the CVS common stock and the Caremark common stock based on the analysts’ price targets. The analysis yielded mean and median share price targets for CVS of $39.47 and $40.00, respectively. Similar analysis for Caremark yielded mean and median share price targets of $63.96 and $62.00, respectively.

     Peer Group Trading Analysis

     In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to each of CVS and Caremark with selected companies that Evercore deemed to have certain characteristics that are similar to those of CVS and Caremark, respectively. As part of its peer group trading analysis, Evercore calculated and analyzed the ratio of current stock price to estimated 2007 earnings per share (commonly referred to as a price earnings ratio, or P/E) for CVS and Caremark, respectively, and each member of its respective peer group. Evercore also calculated and analyzed the ratio of enterprise value to estimated 2007 earnings before interest, taxes, depreciation and amortization (or, EBITDA) for CVS and Caremark, respectively, and each member of its respective peer group. The enterprise value of each company was obtained by adding its short and long term debt, to the sum of the market value of its common equity, and the book value of any minority interest, and subtracting its cash and cash equivalents and market value of unconsolidated investments. All of these calculations were performed based on closing prices as of October 31, 2006, (the last trading day prior to announcement of the transaction) and as of February 9, 2007 (the last trading date prior to the delivery of Evercore’s opinion).

     CVS

     The companies that Evercore deemed to have certain characteristics that are similar to those of CVS were Walgreens, Shoppers Drug Mart, Jean Coutu Group, Rite Aid and Longs Drug Stores.

     The analysis of current stock price to earnings as of October 31, 2006 indicated that, for the selected peer group, the ratio of current stock price to estimated 2007 earnings per share ranged from 19.6x to 20.9x. This compared to a current stock price as a multiple of estimated 2007 earnings per share ratio of 16.6x for CVS, based on publicly available research estimates as of October 31, 2006.

     The analysis of financial multiples as of October 31, 2006 indicated that, for the selected peer group, enterprise value as a multiple of estimated 2007 EBITDA ranged from 7.3x to 11.7x. This compared to enterprise value as a multiple of estimated 2007 EBITDA of 8.7x for CVS, based on publicly available research estimates as of October 31, 2006.

     The analysis of current stock price to earnings as of February 9, 2007 indicated that, for the selected peer group, the ratio of current stock price to estimated 2007 earnings per share ranged from 20.7x to 23.1x. This compared to a current stock price as a multiple of estimated 2007 earnings per share ratio of 17.4x for CVS, based on publicly available research estimates as of February 9, 2007.

     The analysis of financial multiples as of February 9, 2007 indicated that, for the selected peer group, enterprise value as a multiple of estimated 2007 EBITDA ranged from 8.1x to 13.1x. This compared to enterprise value as a multiple of estimated 2007 EBITDA of 8.8x for CVS, based on publicly available research estimates as of February 9, 2007.

     Using a selected multiple range of 17.0x to 20.0x estimated 2007 earnings per share, the peer group trading analysis of CVS yielded an implied valuation range for the CVS common stock of $32.22 to $37.90 per share. Using selected multiples of 8.5x to 9.5x estimated 2007 EBITDA, the peer group trading analysis yielded an implied valuation range for CVS common stock of $31.72 to $36.06 per share.

     Caremark

     The companies that Evercore deemed to have certain characteristics that are similar to those of Caremark were Medco Health Solutions and Express Scripts.

     The analysis of current stock price to earnings as of October 31, 2006 indicated that, for the selected peer group, the ratio of current stock price to estimated 2007 earnings per share ranged from 16.6x to 17.1x. This compared to a current stock price as a multiple of estimated 2007 earnings per share ratio of 17.4x for Caremark, based on publicly available IBES research estimates as of October 31, 2006.

     The analysis of financial multiples as of October 31, 2006 indicated that, for the selected peer group, enterprise value as a multiple of estimated 2007 EBITDA ranged from 9.4x to 10.1x. This compared to enterprise value as a multiple of estimated 2007 EBITDA of 9.7x for Caremark, based on publicly available research estimates as of October 31, 2006.

     The analysis of current stock price to earnings as of February 9, 2007 indicated that, for the selected peer group, the ratio of current stock price to estimated 2007 earnings per share ranged from 18.4x to 18.9x. This compared to a current stock price as a multiple of estimated

2007 earnings per share ratio of 21.6x for Caremark, based on publicly available IBES research estimates as of February 9, 2007.

     The analysis of financial multiples as of February 9, 2007 indicated that, for the selected peer group, enterprise value as a multiple of estimated 2007 EBITDA ranged from 10.4x to 11.0x. This compared to enterprise value as a multiple of estimated 2007 EBITDA of 12.2x for Caremark, based on publicly available research estimates as of February 9, 2007.

     Using a selected multiple range of 17.0x to 20.0x estimated 2007 earnings per share, based on peer group trading multiples as of October 31, 2006, the peer group trading analysis of Caremark yielded an implied valuation range for the Caremark common stock of $48.18 to $56.68 per share. Using a selected multiple range of 19.0x to 22.2x estimated 2007 earnings per share, based on peer group trading multiples as of February 9, 2007, the peer group trading analysis of Caremark yielded an implied valuation range for the Caremark common stock of $53.85 to $62.35 per share. Using selected multiples of 9.5x to 10.5x estimated 2007 EBITDA, based on peer group trading multiples as of October 31, 2006, the peer group trading analysis of Caremark yielded an implied valuation range for Caremark common stock of $48.12 to $52.97 per share. Using a selected multiple range of 10.5x to 11.5x estimated 2007 EBITDA, based on peer group trading multiples as of February 9, 2007, the peer group trading analysis of Caremark yielded an implied valuation range for Caremark common stock of $52.97 to $57.83 per share.

     Evercore calculated implied exchange ratios by taking the minimum Caremark implied share price over the average CVS implied share price, and the maximum Caremark implied share price over the average CVS implied share price. Based on the peer group trading analysis for both CVS and Caremark, Evercore calculated implied exchange ratios after giving effect to the payment of the Caremark special cash dividend ranging from 1.223x to 1.416x based on peer group trading multiples as of October 31, 2006 and excluding synergies and 1.652x to 1.846x based on peer group trading multiples as of February 9, 2007 and including synergies.

     Evercore selected the peer groups above because their businesses and operating profiles are reasonably similar to that of CVS and Caremark, as applicable. However, because of the inherent differences between the businesses, operations and prospects of CVS and Caremark, on the one hand, and the businesses, operations and prospects of the selected peer groups on the other, no company is exactly the same as CVS or Caremark. Therefore, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group trading analysis. Accordingly, Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of CVS and Caremark and the companies included in the peer group trading analysis that would affect the public trading values of each company in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between CVS and Caremark, on the one hand, and the companies included in the peer group trading analysis.

     Contribution Analysis

     Evercore analyzed the respective contributions of CVS and Caremark to estimated 2007 and 2008 EBITDA and Net Income of the combined company based on projections prepared by CVS management and Caremark management for 2007 and certain publicly available Wall Street research estimates for 2008. The analysis excludes the effect of expected synergies, integration costs and other financial effects of the transaction. Evercore also analyzed the respective contributions based on the market value of each of CVS and Caremark as of October 31, 2006, the last trading day prior to announcement of the transaction. Evercore used the contributions to calculate an implied exchange ratio. In doing this for EBITDA contributions, Evercore made certain adjustments to reflect the capital structures of CVS and Caremark. The contribution analysis indicated the following relative contributions of CVS and Caremark and the following implied exchange ratios after giving effect to the payment of the Caremark special cash dividend:

	Contribution

Metric	10/31/06		2007E		2008E

EBITDA
CVS			63.5%		63.6%
Caremark			36.5%		36.4%
Implied exchange ratio			1.198	x	1.192	x

Net Income
CVS			56.6%		57.1%
Caremark			43.4%		42.9%
Implied exchange ratio			1.330	x	1.306	x

Market Capitalization

Unaffected Market Value – as of 10/31/06
CVS	55.9%
Caremark	44.1%
Implied exchange ratio	1.378	x

     Precedent Transaction Analysis

     Using publicly available information, Evercore reviewed and compared the purchase prices and financial multiples paid in acquisitions of companies that Evercore, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Evercore performed the analysis for both CVS and Caremark. Evercore chose the transactions used in the precedent transaction analysis based on the similarity of the target companies in the transactions to CVS and Caremark, as applicable. However, no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transactions to which the merger is being compared.

     Evercore reviewed the following transactions in the precedent transaction analysis for CVS:

Date Announced	Target	Acquirer

08/24/06	Brooks and Eckerd	Rite Aid
01/23/06	Albertson’s Stand-alone Drug Business	CVS
04/05/04	Eckerd	CVS
04/05/04	Eckerd	Jean Coutu Group
12/23/03	Duane Reade	Oak Hill Capital Partners
11/18/99	Shoppers Drug Mart	Kohlberg Kravis Roberts
11/24/98	Genovese Drug Stores	JC Penney
08/03/98	American Stores	Albertson’s
02/09/98	Arbor Drugs	CVS
06/18/97	Duane Reade	DLJ Merchant Bkg Partners II
02/07/97	Revco	CVS
11/04/96	Eckerd	JC Penney
10/28/96	Big B	Revco
10/14/96	Thrifty Payless Holdings	Rite Aid
08/06/96	Fay’s	JC Penney
10/23/95	Big V Pharmacies	Shoppers Drug Mart (Imasco)
08/28/95	Medicine Shoppe International	Cardinal Health

     Evercore reviewed the following transactions in the precedent transaction analysis for Caremark:

Date Announced	Target	Acquirer

07/21/05	Priority Healthcare	Express Scripts
02/23/05	Accredo Health	Medco Health Solutions
09/02/03	AdvancePCS	Caremark Rx
02/06/02	Nat’l Prescript. Administrators	Express Scripts
07/12/00	PCS Health Systems	Advance Paradigm
05/04/00	ProVantage Health Services	Merck-Medco
02/09/99	Diversified Pharmaceutical Group	Express Scripts
11/17/98	PCS Health Systems	Rite Aid
02/20/98	ValueRx	Express Scripts
01/15/97	Value Health	Columbia/HCA Healthcare
05/14/96	Caremark International	MedPartners
03/27/95	Diagnostek	Value Health
07/10/94	PCS Health Systems	Eli Lilly
07/27/93	Medco Containment Services	Merck

     Using a selected multiple range of 8.0x to 11.0x estimated 2006 EBITDA, the precedent transaction analysis of CVS yielded an implied valuation range for the CVS common stock of $23.60 to $34.43 per share. CVS estimated 2006 EBITDA does not reflect the full year pro forma results for the Albertson’s purchase. Therefore, Evercore also performed precedent transaction analysis for CVS using estimated 2007 EBITDA (which includes a full year impact of the Albertson’s transaction) and discounted the resulting share price for one year at an assumed cost of equity of 11% resulting in an implied valuation range for the CVS common stock of $29.21 to $42.13 per share.

     Using a selected multiple range of 10.0x to 14.0x estimated 2006 EBITDA, the precedent transaction analysis of Caremark yielded an implied valuation range for Caremark common stock of $44.75 to $61.84 per share. Evercore calculated implied exchange ratios by taking the minimum Caremark implied share price over the average CVS implied share price, and the maximum Caremark implied share price over the average CVS implied share price.

     Evercore calculated implied exchange ratios after giving effect to the payment of the Caremark special cash dividend based on the precedent transaction analysis ranging from 1.198x to 1.727x.

     Premia Paid Analysis

     Evercore reviewed the premia paid in all all-stock transactions valued at greater than $10 billion during the period from October 31, 2001 to February 9, 2007. Evercore calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day, one week and four weeks prior to the announcement of the transaction, producing mean premia of 12.7%, 13.7% and 16.6%, respectively, and median premia of 11.0%, 14.2% and 17.2%, respectively.

     Evercore also reviewed the premia paid in all all-stock transactions valued at greater than $1 billion with pro forma acquirer ownership between 40% and 60% since January 1, 2000. Evercore calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day, one week and four weeks prior to the announcement of the transaction. All transactions since January 1, 2000 result in mean premia of 19.5%, 20.5% and 20.4% respectively, and median premia of 13.4%, 11.8% and 10.7%, respectively. To evaluate a more recent trend of transaction premia paid, a separate analysis of transactions since January 1, 2001 was considered. All transactions since January 1, 2001 produce mean premia of 5.8%, 4.0% and 7.5%, respectively, and median premia of 5.8%, 5.6% and 8.5%, respectively.

     Based on the assumptions set forth above, the premia paid analysis using a premia paid range of 0% to 20% yielded implied exchange ratios after giving effect to the payment of the Caremark special cash dividend ranging from 1.378x to 1.653x.

     Discounted Cash Flow Analysis

     Evercore performed a discounted cash flow analysis for each of CVS and Caremark by adding (1) the present value of such company’s projected after-tax unlevered free cash flows for fiscal year 2007 based on such company’s management estimates, and for fiscal years 2008 through 2009 based on certain publicly available Wall Street research estimates and (2) the present value of the “terminal value” of such company as of December 31, 2009. “Terminal value” refers to the estimated value of all future cash flows from an asset at a particular point in time.

     A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Evercore analyzed cash flows over a three year period due to the availability of one year of management estimates and the limited availability of Wall Street research estimates following such three year period. Based on Evercore’s judgment and expertise in performing such analysis, Evercore deemed a three year period to be a reasonable period in this context.

     Evercore estimated a range of CVS terminal values in 2009 based on certain publicly available Wall Street research estimates for EBITDA and selected trailing EBITDA exit multiples of 9.5x to 10.5x. Evercore estimated a range of Caremark terminal values in 2009 based on certain publicly available Wall Street research estimates for EBITDA and selected trailing EBITDA multiples from 11.0x to 12.0x. For each of CVS and Caremark, Evercore discounted the unlevered free cash flow streams and the estimated terminal value to a present value at discount rates ranging from 9.0% to 11.0% . The discount rates utilized in this analysis were chosen by Evercore based on the industry and also on an analysis of the weighted average cost of capital of CVS and Caremark, as applicable, and other companies in such company’s peer group. Evercore calculated per share equity values by first determining a range of enterprise values of CVS and Caremark, as applicable, by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of such company, and dividing those amounts by the number of fully diluted shares of such company.

     Based on the projections and assumptions set forth above, the discounted cash flow analysis of CVS yielded an implied valuation range for CVS common stock of $37.31 to $43.73 per share, and the discounted cash flow analysis of Caremark yielded an implied valuation range for Caremark common stock of $62.46 to $70.50 per share.

     Evercore calculated implied exchange ratios by taking the minimum Caremark implied share price over the average CVS implied share price, and the maximum Caremark implied share price over the average CVS implied share price. Based on the discounted cash flow analysis for both CVS and Caremark Evercore calculated implied exchange ratios (after giving effect to the payment of the Caremark special cash dividend) ranging from 1.393x to 1.592x, assuming no synergies and ranging from 1.629x to 1.827x including synergies.

     Pro Forma Analysis

     In order to evaluate the estimated ongoing impact of the merger, Evercore analyzed the pro forma earnings impact of the merger from the perspective of CVS stockholders assuming the merger closes March 31, 2007. For the purposes of this analysis, Evercore assumed (1) a $60.96 per share price for Caremark common stock acquired pursuant to the 1.670 exchange ratio (after giving effect to the payment of the Caremark special cash dividend) and the merger, (2) a $32.91 per share price for CVS common stock (the closing market price per share on February 9, 2007), (3) a transaction structure with 100% stock consideration, (4) financial forecasts for each company from each management for 2007 and certain publicly available Wall Street research estimates for 2008, and (5) synergy, integration costs and purchase accounting adjustments in accordance with CVS management estimates, and (6) accelerated share repurchase of 150 million shares effected by the pro forma combined company after closing. Evercore estimated that, based on the assumptions described above, the pro forma impact of the transaction on the earnings per share of CVS would be dilutive to 2007 earnings per share, and accretive to 2008 earnings per share. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

     General

     In connection with the review of the merger by the CVS board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Evercore considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Evercore believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

     In performing its analyses, Evercore made numerous assumptions with respect to risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of CVS or Caremark. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. No limitations were imposed by CVS on the scope of Evercore’s investigations or the procedures followed by Evercore in rendering its opinion.

Opinion of Lehman Brothers Inc.

     At the request of the CVS board of directors, in connection with the board of directors’ review of the terms of the transaction on February 12, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the CVS board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the exchange ratio to be paid in the merger was fair to CVS, after giving effect to the payment of the Caremark special cash dividend, as increased to $6.00 pursuant to the Waiver Amendment dated February 12, 2007.

     The full text of Lehman Brothers’ written opinion, dated February 12, 2007, is attached as Exhibit 99.4 to this Form 8-K. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion.

     Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the CVS board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of CVS as to how such stockholder should vote in connection with the merger.

Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, CVS’ underlying business decision to proceed with or effect the merger.

     The following is a summary of Lehman Brothers’ February 12, 2007 opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

  the merger agreement, as amended, and the specific terms of the merger;

  the Waiver Agreement and Waiver Amendment;

  publicly available information concerning CVS that Lehman Brothers believed to be relevant to its analysis, including CVS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and CVS’ Quarterly Report on Form 10-Q for the quarters ended April 1, 2006, July 1, 2006 and September 30, 2006, and the Company’s Form 8-K dated February 1, 2007;

  publicly available information concerning Caremark that Lehman Brothers believed to be relevant to its analysis, including Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Caremark’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

  financial and operating information with respect to the business, operations and prospects of CVS furnished to Lehman Brothers by CVS, including (i) financial projections for CVS prepared by CVS’ management through December 31, 2007 and (ii) estimates of the amounts and timing of the cost savings, operating synergies (the “Estimated Synergies”) and other strategic benefits expected by the management of CVS to result from a combination of the businesses of CVS and Caremark, including to reflect the Caremark special cash divided and accelerated share repurchase;

  financial and operating information with respect to the business, operations and prospects of Caremark furnished to Lehman Brothers by Caremark, including financial projections for Caremark prepared by Caremark’s management through December 31, 2007;

  the trading histories of CVS Common Stock and Caremark Common Stock from February 9, 2006 to February 9, 2007, and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

  a comparison of the historical financial results and present financial condition of CVS and Caremark with each other and with those of other companies that Lehman Brothers deemed relevant;

  published estimates of independent equity research analysts with respect to the future financial performance of CVS and Caremark, adjusted to reflect the payment of the Caremark special cash dividend;

  the relative contributions of CVS and Caremark to the historical and future financial performance of the combined company on a pro forma basis, reflecting the payment of the Caremark special cash dividend;

  a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

  the potential pro forma impact of the proposed transaction on the future financial condition and performance of CVS, including the Estimated Synergies and the accelerated share repurchase transaction and the effect on CVS’ pro forma earnings per share.

     In addition, Lehman Brothers had discussions with the managements of CVS and Caremark concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of CVS and Caremark that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of CVS and Caremark, upon advice of CVS and Caremark, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of CVS and Caremark as to their respective future financial performance and that they would perform substantially in accordance with such projections. With respect to the Estimated Synergies, Lehman has assumed that the amount and timing of Estimated Synergies are reasonable and, upon the advice of CVS, Lehman also has assumed that the Estimated Synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of CVS or Caremark, nor did it conduct a physical inspection of the properties and facilities of CVS and Caremark. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 9, 2007.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its February 12, 2007 opinion to the CVS board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

     Historical Share Price Analysis

     Lehman Brothers considered the relative stock price performances during the period from February 9, 2006 to February 9, 2007 of (1) CVS, (2) Caremark, (3) an index of drugstore equities (“Drugstore Index”) comprised of the common stocks of Longs Drugs, Rite Aid, Shoppers Drug Mart and Walgreens and (4) an index of pharmacy benefit managers equities (“PBM Index”) comprised of the common stocks of Express Scripts and Medco.

     Lehman Brothers noted that during this one-year period, the share price of CVS common stock increased 18.1%, which outperformed the Drugstore Index, and the common stock of Caremark increased 23.8%, which outperformed the PBM Index.

     Historical Exchange Ratio Analysis

     Lehman Brothers also compared the historical per share prices of CVS and Caremark during different calendar periods between February 9, 2006 and February 9, 2007 in order to determine the implied average exchange ratio that existed for those calendar periods (excluding the Caremark special cash dividend). The following table indicates the average exchange ratio of CVS common stock for Caremark common stock for the calendar periods indicated:

Calendar Period	Average Exchange Ratio

February 9, 2007	1.681x
10-day period	1.657x
20-day period	1.644x
30-day period	1.633x
60-day period	1.616x
90-day period	1.558x
180-day period	1.523x
One-year period	1.481x

Research Analyst Stock Price Targets

     Lehman Brothers reviewed publicly availably research reports published by various firms with respect to CVS and Caremark and observed that the range of analyst share price targets, which represent future share price targets over the next 12 months, was $38.00 to $41.00 for CVS, and $52.00 to $60.00 for Caremark, which reflects the payment of the Caremark special cash dividend. Lehman Brothers further observed that (1) CVS’ per share price as of February 9, 2007, represented a discount of (A) 13.4% to the analyst low price target of CVS and (B) 19.7% to the analyst high price target of CVS and (2) Caremark’s per share price, which reflects the payment of the Caremark special cash dividend, as of February 9, 2007, represented a (A) premium of 6.4% to the analyst low price target of Caremark and (B) a discount of 7.8% to the analyst high price target of Caremark.

     Comparable Company Analysis

     CVS

     In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the drugstore industry, reviewed and compared specific financial and operating data relating to CVS with the following selected companies that Lehman Brothers deemed comparable to CVS, including:

  Longs Drugs;

  Rite Aid;

  Shoppers Drug Mart; and

  Walgreens.

     As part of its comparable company analysis, Lehman Brothers calculated and analyzed CVS’ and each comparable company’s ratio of current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E). Lehman Brothers also calculated and analyzed various financial multiples, including CVS’ and each comparable company’s enterprise value to certain projected financial criteria (such as EBITDA). The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call and Wall Street research estimates) and closing prices, as of February 9, 2007, the last trading date prior to the delivery of Lehman Brothers’ February 12, 2007 opinion. Using a selected multiple range of 18.0x to 20.0x 2007 estimated earnings per share and selected multiples of 10.0x to 12.0x 2006 EBITDA, the peer group trading analysis of CVS yielded an implied valuation range for CVS common stock of $31.45 to $38.66 per share. The following presents the results of this analysis:

	2006E		2007E

Enterprise Value/EBITDA
(excluding CVS, unless where noted)
High	15.6	x	14.4	x
Low	8.8	x	7.9	x
Mean	12.9	x	11.2	x
CVS	10.4	x	8.7	x
P/E (excluding CVS, unless where noted)
High	26.4	x	23.0	x
Low	NM		NM
Mean	24.9	x	21.7	x
CVS	20.9	x	17.2	x

     Caremark

     In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the pharmacy benefit management industry, reviewed and compared specific financial and operating data relating to Caremark with the following selected companies that Lehman Brothers deemed comparable to Caremark, including:

  Express Scripts; and

  Medco

     As part of its comparable company analysis, Lehman Brothers calculated and analyzed Caremark’s and each comparable company’s P/E ratio. Lehman Brothers also calculated and analyzed various financial multiples, including Caremark’s and each comparable company’s enterprise value to certain projected financial criteria such as EBITDA. All of these calculations were performed, and based on publicly available financial data (including First Call and Wall Street research estimates) and closing prices, as of February 9, 2007, the last trading date prior to the delivery of Lehman Brothers’ February 12, 2007 opinion. Using a selected multiple range of 18.0x to 21.0x 2007 estimated earnings per share and selected multiples of 11.0x to 12.0x 2006 estimated EBITDA, and after taking into account the payment of the Caremark special cash dividend, the peer group trading analysis of Caremark yielded an implied valuation range for Caremark common stock of $44.16 to $55.06. The following presents the results of this analysis:

	2006E		2007E

Enterprise Value/EBITDA (excluding Caremark, unless where noted)
High	12.4	x	10.3	x
Low	11.5	x	9.7	x
Mean	12.0	x	10.0	x
Caremark	12.4	x	10.9	x
P/E (excluding Caremark, unless where noted)
High	25.8	x	21.5	x
Low	22.3	x	18.0	x
Mean	24.0	x	19.7	x
Caremark	22.9	x	19.6	x

     Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of CVS and Caremark, respectively. However,

because of the inherent differences between the business, operations and prospects of CVS and Caremark and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as CVS or Caremark, respectively. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analyses. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of CVS and Caremark and the companies included in the comparable company analyses that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analyses. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between CVS and Caremark and the companies included in the comparable company analyses.

     Comparable Transaction Analysis

     Selected Drugstore Transactions

     Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in ten acquisitions that took place within the drugstore industry, of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in this analysis based on the similarity of the target companies in the transactions to CVS in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Announcement Date	Acquiror	Target

8/24/06	Rite Aid	Eckerd/Brooks
1/23/06	CVS	Osco/Sav-on (Albertson’s)
6/30/04	Oak Hill Capital Partners	Duane Reade
4/05/04	CVS	Eckerd
4/05/04	Jean Coutu Group	Eckerd
11/24/98	J.C. Penney	Genovese
8/03/98	Albertson’s	American Stores
2/01/98	CVS	Arbor Drug
2/07/97	CVS	Revco
11/01/96	J.C. Penney	Eckerd

     Based on publicly available information, Lehman Brothers considered, among other things, the enterprise value of each target company; the enterprise value of each target company as a multiple of the EBITDA of the target company in each case for the latest 12 months, which is referred to as LTM, prior to the date that the transaction was announced, and the premium to the one-day stock price offered in the transaction. Using the drugstore transactions selected, the indicative range of 9.0x to 13.0x LTM EBITDA yielded an implied valuation range for CVS common stock of $27.83 to $42.26 per share. The following table sets forth the results of this analysis:

Enterprise Value (in millions)
(excluding CVS, unless where noted)
High	$11,833
Low	$491
Enterprise Value/EBITDA
(excluding CVS, unless where noted)
High	18.9	x
Low	7.4	x
Indicative Range	9.0x to 13.0	x
CVS	9.8	x

One Day Premium%
(excluding CVS, unless where noted)
High	30.5%
Low	NA
Indicative Range	10.0% to 30.0%
CVS	NA

     Selected Pharmacy Benefit Manager Transactions

     Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in nine acquisitions that took place within the pharmacy benefit manager industry, of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to Caremark in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Announcement Date	Acquiror	Target

7/21/05	Express Scripts	Priority Healthcare
2/23/05	Medco Health Solutions	Accredo Health
9/02/03	Caremark Rx	AdvancePCS
2/06/02	Express Scripts	National Prescriptions Administrators
7/12/00	Advance Paradigm	PCS Health Systems
5/04/00	Merck & Co.	Pro Vantage Health Services
2/09/99	Express Scripts	Diversified Pharmaceutical Services
11/17/98	Rite Aid	PCS Health Systems
2/20/98	Express Scripts	ValueRx

     Based on publicly available information, Lehman Brothers considered, among other things, the enterprise value of each target company; the enterprise value of each target company as a multiple of the EBITDA of the target company in each case for the latest 12 months, prior to the date that the transaction was announced, and the premium to the one-day stock price offered in the transaction. Using the pharmacy benefit manager transactions selected and after taking into account the payment of Caremark special cash dividend, the indicative range of 12.0x to 15.0x LTM EBITDA yielded an implied valuation range for Caremark common stock of $48.46 to $61.36 per share. The following table sets forth the results of this analysis:

Enterprise Value (in millions)
(excluding Caremark, unless where noted)
High	$5,836
Low	$158
Enterprise Value/EBITDA
(excluding Caremark, unless where noted)
High	20.7	x
Low	5.8	x
Indicative Range	12.0x to 15.0	x
Caremark	12.8	x
One Day Premium%
(excluding Caremark, unless where noted)
High	60.7%
Low	NA
Indicative Range	10.0 % to 40.0%
Caremark	27.1%

     Discounted Cash Flow Analysis

     As part of its analysis, and in order to estimate the present value of CVS and Caremark common stock, Lehman Brothers prepared a five-year discounted cash flow analysis for CVS and Caremark, calculated as of December 31, 2006, of after-tax unlevered free cash flows for fiscal years 2007 through 2011. Lehman Brothers’ decision to prepare a five-year Discounted Cash Flow analysis was based on Lehman Brothers’ expertise and familiarity with CVS and Caremark, and the drugstore and pharmacy benefit management industries generally, as well as generally accepted fundamental valuation methodologies for stable-growth companies like CVS and Caremark.

     A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a business by calculating the “present value” of estimated future free cash flows of the business. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for each of CVS and Caremark by adding (1) the present value of the applicable company’s projected after-tax unlevered free cash flows for fiscal years 2007 through 2011 to (2) the present value of the “terminal value” of the applicable company as of 2011. “Terminal value” refers to the value of all future free cash flows to be derived from a business at a particular point in time.

     CVS Discounted Cash Flow Analysis

     Lehman Brothers estimated, after taking into account selected comparable drugstores’ enterprise values to the last twelve months’ EBITDA multiples, a range of terminal values in 2011 calculated based on selected EBITDA multiples of 10.0x to 12.0x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 9.5% to 11.5% . The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the drugstore industry and also on an analysis of the weighted average cost of capital of CVS and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of CVS by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of CVS, and dividing those amounts by the number of fully diluted shares of CVS.

     Based on the projections and assumptions set forth above, the discounted cash flow analysis of CVS yielded an implied valuation range of CVS common stock of $41.90 to $54.38 per share. Lehman Brothers noted that the price of CVS common stock as of February 9, 2007 was $32.91 per share, which was (i) 21.5% lower than the low of the per share equity valuation range implied by the foregoing analysis and (ii) 39.5% lower than the high of the per share equity valuation range implied by the foregoing analysis.

      Caremark Discounted Cash Flow Analysis

     Lehman Brothers estimated, after taking into account selected comparable pharmacy benefit managers’ enterprise values to the last twelve months’ EBITDA multiples, a range of terminal values in 2011 calculated based on selected last twelve months EBITDA multiples of 10.0x to 12.0x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 8.5% to 10.5% . The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the pharmacy benefit management industry and also on an analysis of the weighted average cost of capital of Caremark and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of Caremark by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the adjusted net debt of Caremark, taking into account the payment of the Caremark special cash dividend and dividing those amounts by the number of fully diluted shares of Caremark.

     Based on the projections and assumptions set forth above, the discounted cash flow analysis of Caremark yielded an implied valuation range of Caremark common stock of $53.18 to $67.27 per share. After taking into account the Estimated Synergies, the discounted cash flow analysis of Caremark yielded an implied valuation range of Caremark common stock of $62.91 to $79.50 per share. Lehman Brothers noted that after reducing the Caremark common stock price $6.00 to reflect the payment of the Caremark special cash dividend, the price of Caremark common stock as of February 9, 2007 was $55.32 per share, which was (i) 4.0% higher than the low of the per share equity valuation range implied by the foregoing analysis and (ii) 17.8% lower than the high of the per share equity valuation range implied by the foregoing analysis, (iii) 12.1% lower than the low of the per share equity valuation range after taking into account pro forma synergies, and (iv) 30.4% lower than the high of the per share equity valuation range after taking into account pro forma synergies.

      Contribution Analysis

     Lehman Brothers analyzed the respective contributions of CVS and Caremark to the estimated calendar years 2006 and 2007 EBITDA and net income of the combined company based on First Call and Wall Street research estimates. The proportionate contributions were calculated taking into account CVS’ and Caremark’s respective current debt and cash levels and payment of the Caremark special cash dividend, and compared to the pro forma ownership of the combined company by CVS and Caremark stockholders as a result of the merger. Based on the implied diluted equity ownership of each of CVS and Caremark stockholders of the combined company, Lehman Brothers calculated a range of implied exchange ratios. The following table sets forth the results of this analysis:

	Imputed Diluted Ownership

Metric	CVS	Caremark	Implied Exchange Ratio

EBITDA:
2006E	58.5%	41.5%	1.410x
2007E	59.3%	40.7%	1.366x

Net Income:
2006E	55.7%	44.3%	1.580x
2007E	56.5%	43.5%	1.530x

Equity Value at Merger Price	54.5%	45.5%	1.670x

      Pro Forma Analysis

     In order to evaluate the estimated ongoing impact of the merger, Lehman Brothers analyzed the pro forma earnings effect of the merger from the perspective of CVS stockholders, after taking into account the payment of the Caremark special cash dividend and the accelerated share repurchase. For the purposes of this analysis, Lehman Brothers assumed (1) an exchange ratio of 1.67 shares of CVS common stock for each share of Caremark common stock acquired pursuant to the merger, (2) a $32.91 per share price for CVS common stock (the closing market price per share on February 9, 2007), (3) financial forecasts for each company from management of CVS and Caremark, (4) annual cost savings and synergies from the transaction of $170 million in the last three quarters of 2007 and $500 million of in 2008, as determined by the management of CVS, (5) the retirement of 150 million shares pursuant to the accelerated share repurchase and the incurrence of approximately $5 billion of additional debt in connection with the accelerated share repurchase, and (6) the incremental incurrence of $1.7 billion of transaction debt in connection with payment of the Caremark special cash dividend. Lehman Brothers estimated, based on the assumptions described above, and excluding certain non-recurring transaction costs incurred in connection with the merger, the pro forma impact of the transaction on the earnings per share of CVS would be dilutive in 2007 and accretive in 2008. Lehman Brothers’ analysis assumed that Caremark contributed to the combined company’s financial results for nine months in 2007. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

      General

     In connection with the review of the merger, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of CVS or Caremark.

     In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of CVS or Caremark. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to CVS of the exchange ratio and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated February 12, 2007, to the CVS board of directors. The analyses do not purport to be appraisals or to reflect the prices at which CVS common stock or Caremark common stock might trade following announcement of the merger or the prices at which CVS common stock might trade following completion of the merger.

     The terms of the merger were determined through arm’s length negotiations between CVS and Caremark and were unanimously approved by the CVS and the Caremark boards of directors. Lehman Brothers did not recommend any specific exchange ratio or form of consideration to CVS or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to the CVS board of directors to assist it in its consideration of the exchange ratio in the merger. Lehman Brothers’ opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the CVS board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the CVS board of directors with respect to the value of CVS or Caremark or of whether the CVS board of directors would have been willing to agree to a different exchange ratio or form of consideration.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The CVS board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with CVS and the drugstore and pharmacy benefit management industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, CVS has agreed to pay Lehman Brothers a customary fee for its services, a portion of which is payable upon delivery of the fairness opinion and the remainder of which is contingent upon the completion of the transaction. Moreover, CVS has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by CVS and the rendering of Lehman Brothers’ opinion. Lehman Brothers has performed various investment banking services for CVS in the past and has received customary fees for such services. These services included acting as a bookrunner on a number of CVS’ fixed income-related financings, acting as one of CVS’ commercial paper dealers, acting as a lender under certain of CVS’ credit facilities and acting as CVS’ advisor on several of its strategic activities. Lehman Brothers may continue to provide CVS and its affiliates with investment banking services and will receive customary fees for any such services provided. In addition, Lehman Brothers is currently a lender under one of CVS’ existing revolving credit facilities, and CVS has requested and Lehman Brothers has provided a commitment for a portion of the funds necessary to finance the accelerated share repurchase transaction for which Lehman Brothers will receive customary fees. Lehman Brothers has also committed to be a lender to CVS in its new five-year credit facility, contingent upon successful completion of the merger.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of CVS and Caremark for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Unaudited Pro Forma Condensed Combined Financial Information

     In connection with the Waiver Amendment, CVS has revised the unaudited pro forma condensed combined financial information, prepared to give effect to the merger of CVS and Caremark, which were included in the joint proxy statement/prospectus. The revised unaudited pro forma condensed combined financial information are set forth below.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of CVS and Caremark. The pro forma financial information was prepared using the historical consolidated financial statements of CVS and Caremark as well as the financial information for the acquisition CVS completed on June 2, 2006.

     The unaudited pro forma condensed combined balance sheet as of September 30, 2006 combines the unaudited consolidated condensed balance sheets of CVS and Caremark as of September 30, 2006 and gives effect to the merger as if it occurred on September 30, 2006.

     The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2005 and for the nine months ended September 30, 2006 give effect to the merger as if it occurred on the first day of each period presented.

     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

     CVS and Caremark stockholders should read the pro forma financial information in conjunction with CVS’ and Caremark’s audited and unaudited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CVS’ and Caremark’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2006 and Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference into this document. See “Where You Can Find More Information” as found in CVS’ Registration Statement No. l 333-139470 on Form S-4/A filed January 18, 2007.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2006

			Pro Forma	Pro Forma
In millions, except per share amounts	CVS	Caremark	Adjustments(a)	Combined

Assets:
Cash and cash equivalents	$394.6	$1,061.6	$(843.6)	$612.6
Short-term investments	—	266.4	—	266.4
Accounts receivable, net	2,197.4	2,228.3	(240.3)	4,185.4
Inventories	7,014.5	452.1	—	7,466.6
Deferred income taxes	222.8	123.9	—	346.7
Other current assets	113.8	51.0	—	164.8

Total current assets	9,943.1	4,183.3	(1,083.9)	13,042.5

Property and equipment, net	6,192.6	319.0	—	6,511.6
Goodwill	3,265.2	7,126.2	18,245.6	28,637.0
Intangible assets, net	1,346.9	697.6	1,244.4	3,288.9
Deferred income taxes	152.8	—	—	152.8
Other assets	226.8	29.9	—	256.7

Total assets	$21,127.4	$12,356.0	$18,406.1	$51,889.5

Liabilities:
Accounts payable and accrued expenses	$4,409.6	$3,858.7	$(240.3)	$8,028.0
Accrued transaction costs	—	—	76.4	76.4
Short-term debt	3,160.2	—	—	3,160.2
Current portion of long-term debt	46.4	450.0	—	496.4

Total current liabilities	7,616.2	4,308.7	(163.9)	11,761.0

Long-term debt	3,279.9	—	1,800.0	5,079.9
Deferred tax liability	—	236.9	487.8	724.7
Other long-term liabilities	796.9	339.8	—	1,136.7

Stockholders’ Equity
Preference stock	215.6	—	—	215.6
Common stock	8.5	0.5	6.5	15.5
Treasury stock	(319.5)	(2,429.4)	2,429.4	(319.5)
Shares held in trust	—	(90.7)	90.7	—
Guaranteed ESOP obligation	(114.0)	—	—	(114.0)
Capital surplus	2,140.0	8,768.3	14,977.5	25,885.8
Retained earnings	7,595.2	1,239.7	(1,239.7)	7,595.2
Accumulated other comprehensive loss	(91.4)	(17.8)	17.8	(91.4)

Total stockholders’ equity	9,434.4	7,470.6	16,282.2	33,187.2

Total liabilities and stockholders’ equity	$21,127.4	$12,356.0	$18,406.1	$51,889.5

     See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 3 for an explanation of the preliminary pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2005

In millions, except per share amounts	CVS	Completed Acquisition (2)	Caremark		Pro Forma Adjustments		Pro Forma Combined

Net revenue	$37,006.2	$5,463.0	$32,991.3		$(3,805.3)	(c)	$71,655.2
Cost of revenues	27,105.0	4,059.0	30,975.1		(3,805.3)	(c)	58,333.8

Gross profit	9,901.2	1,404.0	2,016.2		—		13,321.4
Selling, general and administrative expenses	7,881.7	1,172.0	546.4		53.6	(d)	9,653.7

Operating profit	2,019.5	232.0	1,469.8		(53.6)		3,667.7
Non-operating gain, net	—	—	25.7		—		25.7
Interest expense (income), net	110.5	216.0	(3.0)		126.0	(e)	449.5

Earnings/(loss) before income tax
provision/(benefit)	1,909.0	16.0	1,498.5		(179.6)		3,243.9
Income tax provision/(benefit)	684.3	4.8	566.1		(70.4)	(f)	1,184.8

Net earnings/(loss)	1,224.7	11.2	932.4		(109.2)		2,059.1
Preference dividends, net of income tax benefit	14.1	—	—		—		14.1

Net earnings/(loss) available to common
stockholders	$1,210.6	$11.2	$932.4		$(109.2)		$2,045.0

Basic earnings per common share:
Net earnings	$1.49		$2.09	$			$1.31

Weighted average common shares outstanding .	811.4		446.9		299.4		1,557.7

Diluted earnings per common share:
Net earnings	$1.45		$2.05	$			$1.28

Weighted average common shares outstanding .	841.6		455.8		305.4		1,602.8

Dividends declared per common share	$0.1450		—		—		$0.1450	(g)

     See accompanying notes to unaudited pro forma combined financial statements, including Note 3 for an explanation of the preliminary pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2006

In millions, except per share amounts	CVS	Completed Acquisition (2)	Caremark		Pro Forma Adjustments		Pro Forma Combined

Net revenue	$31,747.5	$2,373.9	$27,480.8		$(3,467.0)	(c)	$58,135.2
Cost of revenues	23,173.8	1,795.4	25,799.3		(3,467.0)	(c)	47,301.5

Gross profit	8,573.7	578.5	1,681.5		—		10,833.7
Selling, general and administrative expenses	6,881.4	494.5	447.3		42.8		7,866.0

Operating profit	1,692.3	84.0	1,234.2		(42.8)	(d)	2,967.7
Gain on treasury lock	—	—	17.1		—		17.1
Interest expense (income), net	134.7	88.6	(25.6)		94.5	(e)	292.2

Earnings/(loss) before income tax
provision/(benefit)	1,557.6	(4.6)	1,276.9		(137.3)		2,692.6
Income tax provision/(benefit)	605.9	(0.2)	504.4		(53.8)	(f)	1,056.3

Net earnings/(loss)	951.7	(4.4)	772.5		(83.5)		1,636.3
Preference dividends, net of income tax benefit	10.5	—	—		—		10.5

Net earnings/(loss) available to common
stockholders	$941.2	$(4.4)	$772.5		$(83.5)		$1,625.8

Basic earnings per common share:
Net earnings	$1.15		$1.79	$			$1.05

Weighted average common shares outstanding .	819.3		432.2		289.6		1,541.1

Diluted earnings per common share:
Net earnings	$1.11		$1.76	$			$1.03

Weighted average common shares outstanding .	852.2		439.5		294.5		1,586.2

Dividends declared per common share	$0.11625		$0.20		$—		$0.11625	(g)

      See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 3 for an explanation of the preliminary pro forma adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

  (Dollars in millions)

  Note 1—Basis of Presentation

     The unaudited pro forma condensed combined balance sheet as of September 30, 2006 combines the unaudited consolidated balance sheets of CVS and Caremark as of September 30, 2006 and gives effect to the merger as if it occurred on September 30, 2006.

     The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2005 and for the nine month period ended September 30, 2006 give effect to the merger as if it occurred on the first day of each period presented.

     The unaudited pro forma condensed combined financial statements which are referred to as pro forma financial statements are based on the historical financial statements of CVS and Caremark, as well as financial information for the acquisition CVS completed on June 2, 2006, and give effect to the merger between CVS and Caremark under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Caremark based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the merger.

     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements. The pro forma financial statements do not give effect to the post-closing accelerated share repurchase transaction discussed under “The Merger – Accelerated Share Repurchase Transaction” as found in CVS’ Registration Statement No. l 333-139470 on Form S-4/A filed January 18, 2007. In addition, the pro forma financial statements do not give effect to any potential cost savings or operating synergies that CVS and Caremark expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.

  Note 2—Completed Acquisition

     On June 2, 2006, CVS acquired certain assets and assumed certain liabilities from Albertson’s, Inc., which is referred to as Albertson’s for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 stand-alone drugstores and a distribution center, which are referred to collectively as the Standalone Drug Business. CVS financed the acquisition of the Standalone Drug Business by issuing commercial paper and borrowing $1.0 billion from a bridge loan facility. During the third quarter of 2006, CVS repaid a portion of the commercial paper used to finance the acquisition with the proceeds received from the issuance of $800 million of 5.75% unsecured senior notes due August 15, 2011 and $700 million of 6.125% unsecured senior notes due August 15, 2016.

     The financial information included in the pro forma statements of operations is based on the historical results of the Standalone Drug Business and includes the incremental interest expense for the indebtedness incurred to finance the purchase and the impact of the preliminary purchase price allocation. The incremental interest expense for the fiscal year ended December 31, 2005 and the nine months ended September 30, 2006 was $163.5 million and $90.8 million, respectively. The impact of the preliminary purchase price allocation included adjustments to convert the Standalone Drug Business from the LIFO method to the FIFO method of accounting for inventories, resulting in a reduction to gross profit for the fiscal year ended December 31, 2005 and nine months ended September 30, 2006 of $6.0 million and $3.3 million, respectively. In addition, the fiscal year ended December 31, 2005 and nine months ended September 30, 2006 reflect adjustments required to record incremental estimated depreciation and amortization on property, equipment and intangible assets over their useful lives of $21.0 million and $15.0 million, respectively. For further information on the purchase price allocation used by CVS see the “Notes to Consolidated Condensed Financial Statements” included in CVS’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated by reference into this document.

   Note 3—Unaudited Pro Forma Adjustments

     The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of CVS and Caremark at the time the pro forma financial statements were prepared. Accordingly, the purchase price and the allocation thereof will change and the impact of such changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

     (a) Purchase price: For each share of Caremark common stock outstanding, Caremark stockholders will have the right to receive 1.670 shares of CVS common stock (together with cash in lieu of fractional shares). Additionally, CVS will issue replacement stock options under a formula whereby each Caremark optionee will receive options to purchase 1.670 shares of CVS/Caremark common stock for each underlying option to purchase shares of Caremark common stock. Each option of the combined company will have an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

     The pro forma purchase price which would have been paid to Caremark stockholders under the computation specified in the merger agreement is based on the number of shares of Caremark common stock and stock options outstanding as of September 30, 2006, the date of the balance sheet under which the merger is being presented.

     Under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, CVS is treated as the acquiror of Caremark for accounting purposes. Accordingly, the combined company will allocate the purchase price paid by CVS to the fair value of the Caremark assets acquired and liabilities assumed. Due to legal restrictions, many of the details concerning individual assets and liabilities cannot be disclosed between CVS and Caremark prior to the merger’s completion. Therefore, the pro forma presentation presumes that the historical value of Caremark’s tangible assets and liabilities approximates fair value. Additionally, the allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses to be conducted after the completion of the merger. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein.

Aggregate purchase price of Caremark common stock (1)	$23,197.7
Non-cash purchase price- fair value of stock options (2)	555.1
Caremark Special Cash Dividend (3)	2,643.6
Accrued transaction costs (4)	50.0

Aggregate consideration	26,446.4
Book value of the net assets acquired as of September 30, 2006	344.4
Intangible assets, net (5)	1,244.4
Deferred Tax Liability (6)	(487.8)
Accrued Expenses (7)	(26.4)

Goodwill	$25,371.8

(1)	The aggregate purchase price of Caremark common stock is calculated as follows (in millions, except ratios and per share amounts):

Exchange ratio	1.670
Average closing price per share of CVS common stock for the five trading days ending
February 9, 2007 (a)	$33.02

Total purchase price per share	55.14
Caremark shares outstanding (September 30, 2006)	420.7
Total purchase price excluding fair value of stock options, Caremark Special Dividend and
transaction Costs	$23,197.7
(a)

As a result of the amendment to the Waiver Agreement dated February 12, 2007 this calculation will be revised to reflect the average closing price per share of CVS common stock for the five trading days ending February 14, 2007.

(2)

At the effective time of the merger, Caremark stock options will be exchanged for stock options to purchase shares of CVS/Caremark common stock exercisable for that number of shares of CVS/Caremark common stock equal to the number of shares of Caremark common stock previously subject to the corresponding Caremark stock option multiplied by 1.670 at an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

The fair value of the options issued to Caremark optionees, net of the fair value of unvested options, represents additional purchase consideration. Substantially all options outstanding to Caremark optionees will accelerate vesting at the time of the merger, due to provisions of the underlying stock options plan, upon change of control. For purposes of the pro forma financial statements, it is assumed that the change in control provisions resulted in all options being fully vested as of the balance sheet date, September 30, 2006. The aggregate fair value of these options, for the purposes of the pro forma balance sheet, was calculated using the Black-Scholes option pricing model and following assumptions (in millions, except per share amounts, ratios and percentages):

Expected term (years)	1.75
Risk free interest rate	4.75%
Dividend yield	0.48%
Expected volatility	21.40%
Weighted average fair value	14.05
Number of shares underlying options(i)	33.2
Aggregate fair value allocated to purchase price	$555.1
(i)	Number of shares underlying options was computed using the exchange ratio of 1.670:1 share based on Caremark’s options outstanding at September 30, 2006.

(3)	Represents the Caremark special cash dividend in the amount of $6.00 per share to be paid pursuant to the terms as set forth in the CVS waiver and as described under “The Merger – Caremark Special Cash Dividend” as found in CVS’ Registration Statement No. l 333-139470 on Form S-4/A filed January 18, 2007. Such dividend is expected to be funded utilizing a combination of cash ($843.6 million) and long- term debt.

(4)	Represents the estimated transaction costs related to the merger, which primarily includes investment banker fees and professional fees.

(5)	Represents the adjustments to record intangible assets at estimated fair value, net of the elimination of historical Caremark amounts and includes customer relationships ($1,162.4 million net of $697.6 million of historical Caremark amounts), proprietary technology ($15.0 million) and trade names ($67.0 million).

(6)	Represents the estimated deferred income tax benefit of the acquired intangible assets (other than goodwill).

(7)	Represents estimated costs associated with provisions of employment agreements that would require future payment.

(b)	Intercompany elimination: Adjustments necessary to eliminate trade receivables and payables between CVS and Caremark related to CVS being included in Caremark’s pharmacy networks.

Unaudited Pro Forma Combined Condensed Statements of Operations

(c)	Represents the adjustment necessary to eliminate revenues and cost of revenue, of CVS and Caremark that represent inter-company amounts that would ordinarily be eliminated in the preparation of consolidated financial statements.

(d)	Represents the adjustment to record estimated incremental depreciation and amortization on identifiable intangible assets over their respective useful lives. Customer relationships are amortized over an estimated useful life of 19 years. Proprietary technology is amortized over an estimated useful life of 5 years, while trade names are estimated to have indefinite life and are not amortized. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma combined condensed statements of operations do not include goodwill amortization.

(e)	Represents the adjustments to record the pro forma interest expense on the long-term debt used to fund the Caremark Special Cash Dividend utilizing an interest rate of 7%.

(f)	Represents the adjustments to record the pro forma combined income tax provision at the estimated effective income tax rate of the combined company.

(g)	Pro forma combined dividends declared per common share were computed using the CVS dividend rate.

   Note 4—Unaudited Pro Forma Combined Earnings Per Common Share

     Unaudited pro forma combined earnings per common share are computed in accordance with SFAS No. 128, “Earnings Per Share”. Pro forma combined basic earnings per CVS common share is computed by dividing: (i) pro forma combined net earnings, after deducting the after-tax dividends on the CVS ESOP preference stock, by (ii) the weighted average number of CVS common shares outstanding during the period as if the merger had occurred on the first day of the period presented, which are referred to as the basic shares.

     When computing pro forma combined diluted earnings per common share, CVS assumes that the CVS ESOP preference stock is converted into CVS common stock and all dilutive stock options are exercised. After the assumed CVS ESOP preference stock conversion, the trustee of the ESOP would hold CVS common stock rather than CVS ESOP preference stock and would receive CVS common stock dividends ($0.155 and $0.145 annually per share in 2006 and 2005, respectively) rather than CVS ESOP preference stock dividends (currently $3.90 annually per share). Since the CVS trustee of the ESOP uses the dividends it receives to service its debt, CVS would have to increase its contribution to the CVS trustee of the ESOP to compensate it for the lower dividends. This additional contribution would reduce CVS’ net earnings, which in turn, would reduce the amounts that would have to be accrued under CVS’ incentive compensation plans. Pro forma combined diluted earnings per common share is computed by dividing: (i) pro forma combined net earnings, after accounting for the difference between the dividends on the CVS ESOP preference stock and CVS common stock and after making adjustments for the incentive compensation plans by (ii) basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the CVS ESOP preference stock is converted into CVS common stock.

     Both the basic and diluted average number of shares of Caremark common stock outstanding have been adjusted to reflect the impact of the merger by applying the 1.670:1 exchange ratio to amounts historically reported by Caremark.

     The following table provides the computational data for unaudited combined pro forma basic and diluted earnings per share for the periods presented:

In millions, except per share amounts	Preliminary Pro Forma Fiscal Year Ended December 31, 2005	Preliminary Pro Forma Nine Months Ended September 30, 2006

Numerator for pro forma combined earnings per common share:
Unaudited pro forma combined net earnings	$2,059.1	$1,636.3
Preference dividends, net of income tax benefit	(14.1)	(10.5)

Net pro forma combined earnings available to common stockholders, basic	$2,045.0	$1,625.8

Unaudited pro forma combined net earnings	2,059.1	1,636.3
Dilutive earnings adjustment	(4.4)	(3.1)

Net pro forma combined earnings available to common stockholders, diluted	$2,054.7	$1,633.2

Denominator for pro forma combined earnings per common share:
Weighted average common shares, basic	1,557.7	1,541.1
Effect of dilutive securities:
Preference stock	19.5	19.0
Stock options	24.8	23.9
Other stock awards	0.8	2.2

Weighted average common shares, diluted	1,602.8	1,586.2

Pro forma combined basic earnings per common share	$1.31	$1.05

Pro forma combined diluted earnings per common share	$1.28	$1.03

     The unaudited pro forma combined basic and diluted earnings per share of common stock do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.

Section 9 - Financial Statements and Exhibits

  Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Document

99.1	Press Release, dated February 13, 2007, of CVS Corporation

99.2	Amendment to Waiver Agreement dated as of February 12, 2007 between CVS
Corporation and Caremark Rx, Inc.

99.3	Opinion of Evercore Group, L.L.C.

99.4	Opinion of Lehman Brothers Inc.

99.5	Consent of Evercore Group, L.L.C.

99.6	Consent of Lehman Brothers Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CORPORATION

Date:	February 13, 2007	By:	/s/ Douglas A. Sgarro

			Name:	Douglas A. Sgarro
			Title:	Executive Vice President and Chief
Legal Officer

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release, dated February 13, 2007, of CVS Corporation

99.2	Amendment to Waiver Agreement dated as of February 12, 2007 between CVS
Corporation and Caremark Rx, Inc.

99.3	Opinion of Evercore Group, L.L.C.

99.4	Opinion of Lehman Brothers Inc.

99.5	Consent of Evercore Group, L.L.C.

99.6	Consent of Lehman Brothers Inc.